Exhibit 23.2

Grant Thornton SA Zefyrou 56 17564 Palaio Faliro T +302107280000 F +302107212222 www.grant-thornton.gr
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 29, 2010 with respect to the combined financial statements of the Grandunion Vessels Combined Entity included in the F-1 Registration Statement for the year ended December 31, 2010 of NewLead Holdings Ltd., which is included in this Registration Statement. We consent to the inclusion in the Registration Statement of the aforementioned report. We also consent to the use of our name as it appears under the caption “experts”.

Athens,
December 29, 2010